Exhibit 8.1

October 15, 2002

Telephone (212) 468-8000
Facsimile (212) 468-7900

Board of Directors
DSP Group, Inc.
3120 Scott Boulevard
Santa Clara, CA 95054

Gentlemen:

We are acting as counsel to DSP Group, Inc., a company incorporated under the laws of Delaware (“DSPG”), in connection with the proposed distribution to the shareholders of DSPG (the “Distribution”) of stock in Ceva, Inc., a company incorporated under the laws of Delaware that is currently a wholly owned subsidiary of DSPG (“Ceva”), followed by the acquisition (the “Combination”) by Ceva of all of the issued and outstanding stock of Parthus Technologies plc, a public limited company incorporated under the laws of Ireland (“Parthus”). The Distribution and Combination will be consummated pursuant to a Separation Agreement, to be entered into immediately prior to the Distribution, by and between DSPG, Ceva, DSP Group Ltd., an Israeli corporation, and Corage Ltd., an Israeli corporation (the “Separation Agreement”), and a Combination Agreement, dated as of April 4, 2002, and amended as of August 29, 2002, by and between DSPG, Ceva and Parthus (the “Combination Agreement” and, together with the Separation Agreement, the “Agreements”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreements.

Ceva has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-1 (Registration No. 333-97353) with respect to the Distribution (the “Ceva Registration Statement”). In addition, Ceva has prepared, and we have reviewed, a prospectus which is contained in and made a part of the Ceva Registration Statement, and the appendices and exhibits thereto, including the Combination Agreement (the “Prospectus”). Further, DSPG has received from the Internal Revenue Service (“IRS”) a private letter ruling, dated September 26, 2001, and supplemental private letter rulings dated July 11, 2002, and September 18, 2002 (collectively the “Tax Rulings”), with respect to certain U.S. federal income tax consequences of the Distribution and Combination. In rendering the opinion set forth below, we have relied upon the facts, assumptions and other information stated in the Prospectus, the Tax Rulings, and such other documents as we have deemed appropriate.

We have assumed that (i) all parties to the Agreements, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Agreements and such other documents, (ii) the Distribution will be consummated prior to the Effective Time pursuant to the terms and conditions set forth in the Separation Agreement without the waiver or modification of any such terms or conditions; (iii) the Combination will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Combination Agreement without the waiver or modification of any such terms or conditions; (iv) all representations contained in the Combination Agreement, as well as those representations and information contained in the Tax Rulings and the documents submitted to the Internal Revenue Service in connection therewith are, and at the Effective Time will be, true and complete in all material respects, and (v) the Combination is authorized by and will be effected pursuant to applicable law.

Based upon and subject to the foregoing and further subject to the qualifications, limitations and assumptions contained herein and in the Prospectus, the legal conclusions regarding United States federal income tax law (other than DSPG’s net effective tax rate) set forth in the Prospectus under the captions “Risk Factors:

DSP Group, Inc
October 15, 2002
Page Two.

Risks Relating to the Distribution” and “Separation of DSP Cores Licensing Business from DSP Group: Separation Agreement — The Distribution”, represent our opinion as to the legal matters set forth therein regarding United States Federal income tax consequences. No opinion is expressed on any matters other than those specifically referred to herein.

The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Sincerely,

/s/ MORRISON & FOERSTER LLP
Morrison & Foerster LLP